EXHIBIT 10.1
May 26, 2025

Paul Ricci
Via Email

Re:    EXECUTIVE EMPLOYMENT AGREEMENT

Dear Paul:
On behalf of Luminar Technologies, Inc., a Delaware corporation (the “Company”), I am very pleased to offer you a position as Chief Executive Officer. We are excited about you joining us and look forward to a beneficial and productive relationship. This Employment Agreement (the “Agreement”) between you (referred to hereinafter as the “Executive”) and the Company sets forth the terms and conditions that shall govern the period of Executive’s employment with the Company (referred to hereinafter as “Employment” or the “Employment Period”).
1.    Duties and Scope of Employment.
(a)    At-Will Employment. Executive will commence full-time Employment with the Company effective as of May 27, 2025 (the “Start Date”), the terms of which will be governed by this Agreement. Executive’s Employment with the Company is for no specified period and constitutes “at will” employment. As a result, either Executive or the Company may terminate Executive’s Employment at any time and for any reason, with or without Cause or notice (it being understood that the circumstances of such termination may entitle Executive to payments and benefits). Any contrary representations which may have been made to Executive are superseded by this Agreement. This is the full and complete agreement between Executive and the Company on this term. Furthermore, although terms and conditions of Executive’s Employment with the Company may change over time, the at-will nature of Executive’s Employment may only be changed in an express written agreement signed by Executive and the Company’s Board of Directors (the “Board”).
(b)    Executive Position and Duties. During the Employment Period, the Company agrees to employ Executive in the position of Chief Executive Officer (the “CEO”). Executive will report directly to the Board. Executive will perform the duties and have the responsibilities and authority customarily performed and held by an executive in Executive’s position or as otherwise may be assigned or delegated to Executive by the Board which may be reflected in written correspondence in a letter or e-mail correspondence.
(c)    Service on the Board of Directors. In addition to Executive’s job duties as CEO, Executive will serve as a member of the Board, performing such duties as are customarily associated with such position, effective as of the Start Date.

(d)    Work Location. During the Employment Term, Executive shall perform his duties hereunder in the Company’s Sunnyvale, California office, but from time to time Executive may be required to travel to other locations in the proper conduct of Executive’s duties and responsibilities under this Agreement.
(e)    Obligations to the Company. During the Employment Period, Executive shall perform Executive’s duties faithfully and to the best of Executive’s ability and will devote Executive’s full business efforts and time to the Company. During the Employment Period, without the prior written approval of the Board, Executive shall not render services in any capacity to any other Person and shall not act as a sole proprietor or partner of any other Person or own more than five percent (5%) of the stock of any other corporation. Notwithstanding the preceding, the following roles are approved for purposes of this Agreement: advisor to Lightspeed Ventures and (subject to Board approval, which will not be unreasonably withheld), service as a member of the board of directors or one publicly held company and one privately held company); provided that such activities do not individually or in the aggregate interfere materially with the performance of Executive’s duties under this Agreement or are reasonably likely to create a material business or material fiduciary conflict. Notwithstanding the foregoing, Executive may serve on civic or charitable boards or committees, or manage personal investments without advance written consent of the Board; provided that such activities do not individually or in the aggregate interfere materially with the performance of Executive’s duties under this Agreement or are reasonably likely to create a material business or material fiduciary conflict. Executive shall be subject to the Company’s Amended and Restated Clawback Policy (which shall not discriminate against Executive except to the extent required by law). In addition, during the Employment Period, Executive will not knowingly assist any Person in competing with the Company, in preparing to compete with the Company, or in hiring any employees or consultants of the Company. If an employee or service provider of the Company initiates contact with Executive during seeking employment or such similar service provider engagement with any other organization (including, but not limited to, organizations with which Executive is affiliated), Executive shall not be deemed in breach of the foregoing by referring such employee or service provider to the other organization’s human resources department and/or general careers web site or job postings board. Further, the placement of general advertisements that may be targeted to a particular geographic or technical area but that are not specifically targeted toward employees or service providers of the Company shall not be deemed to be a breach of the foregoing.
(f)    Business Opportunities. During Executive’s Employment, Executive shall promptly disclose to the Company each business opportunity formally presented to him of a type, which based upon its prospects and relationship to the business of the Company or its affiliates, Executive reasonably believes the Company is reasonably likely to pursue.
(g)    No Conflicting Obligations. Executive represents and warrants to the Company that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement or that would otherwise prohibit Executive from performing Executive’s duties with the Company. In connection with Executive’s Employment, Executive shall not use or disclose any trade secrets or other proprietary information or intellectual property in which Executive or any other Person has any right, title or interest and Executive’s Employment will not infringe or violate the rights of any other Person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.
2.    Compensation and Benefits.
(a)    Cash and Incentive Compensation.
(i)    Base Salary. The Company shall pay Executive, as compensation for Executive’s services, a base salary at a gross annual rate of $600,000, less all required tax withholdings and other applicable deductions, in accordance with the Company’s standard payroll procedures. The annual compensation specified in this paragraph, together with any modifications in such compensation that the Company may make from time to time, is referred to in this Agreement as the “Base Salary.” Executive’s Base Salary will be subject to review and adjustments that will be made based upon the Company’s normal performance review practices. Effective as of the date of any change to Executive’s Base Salary, the Base Salary as so changed shall be considered the new Base Salary for all purposes of this Agreement.
(ii)    Annual Cash Incentive Bonus.
(1)    Subject to approval by the Compensation & Human Capital Management Committee (the “Compensation Committee”) of the Board, Executive shall be eligible to receive an annual cash incentive bonus in respect of each fiscal year during the Employment Period (the “Annual Bonus”). The annual target value of Executive’s Annual Bonus shall be $600,000, which represents 100% of Executive’s Base Salary (the “Target Annual Bonus”). The actual Annual Bonus to be awarded for any fiscal year shall be higher or lower than the Target Annual Bonus depending on the achievement of performance goals set by the Compensation Committee. The Compensation Committee in good faith will seek input from Executive annually in developing the Company’s bonus program.
(2)    Unless otherwise determined by the Compensation Committee or as set forth in this Agreement, Executive must be actively employed and in good standing with the Company on the date the Annual Bonus is paid. Payment of any Annual Bonus shall occur within a reasonable period of time after the end of the performance period in which Executive has earned the Annual Bonus, and shall occur no later than the 15th day of the third month following the end of the year in which such Annual Bonus is earned (or shall otherwise be structured to comply with, or be exempt from, Code Section 409A).
(3)    Notwithstanding the foregoing, for each of 2025 and 2026, the Compensation Committee shall reasonably estimate in good faith the Annual Bonus that will have been earned in respect of each such year (each, an “Estimated Bonus Amount”) and up to 90% (but no less than 85%) of such Estimated Bonus Amount (each an “Early Bonus Amount”) will be paid no later than December 31 of such year, provided that Executive must be actively employed and in good standing with the Company on the date the Annual Bonus is paid; subject to clawback by the Company if the bonus that is earned based on actual performance is deemed to have been less than the Early Bonus Amount upon conclusion of the year.
(iii)    Equity Compensation. As a material inducement for Executive to accept employment with the Company and enter into this Agreement, Executive shall be entitled to certain inducement awards as described below, pursuant to Nasdaq Listing Rule 5635(c)(4). Executive will be eligible for subsequent grants in the Company’s standard equity grant refresh cycles, beginning in 2026, with such grants in the amounts and subject to such terms as the Compensation Committee may determine.
(1)    Standard Equity Award.
a.    General. Subject to Executive’s execution of this Agreement and his continued employment with the Company through the date of grant, within 15 days of the effective date of this Agreement, Executive shall receive a standard equity award (the “Standard Equity Award”) of restricted stock units (“RSUs”) covering 1,640,758 shares of LAZR Class A Common Stock (as adjusted for any transactions, stock splits, stock combinations, stock distributions and similar events). The Standard Equity Award shall be granted subject to and immediately upon the effectiveness of a registration statement on Form S-8 with respect to the shares subject to the award. The Standard Equity Award will be divided 50/50 between time-based RSUs and performance-based RSUs (“PSUs”). The Standard Equity Award will be subject to a form of RSU and PSU award agreement, each of which will be in the form mutually agreed with Executive in connection with execution of this Agreement. Executive will be required to sign or accept in accordance with the Company’s acceptance procedures as a condition of receiving the award. No right to the Standard Equity Award is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continued vesting, contract, or employment.
b.    Vesting. The time-based RSUs will be scheduled to vest in equal installments on a semi-annual basis over a period of three years beginning with the Start Date, subject to Executive’s continuous active service with the Company or one of its subsidiaries or affiliates through each applicable vesting date. The PSUs will vest as to 1/3rd of the award upon achievement of each of three performance goals that require Company market capitalization appreciation, subject to Executive’s continuous active service with the Company or one of its subsidiaries or affiliates through each applicable vesting date. The performance goal will be deemed satisfied if the market capitalization is achieved over a trailing 90-day period. Further details will be specified in the applicable mutually agreed form of award agreement.
c.    Tax Withholding. Tax withholding obligations for any RSUs or PSUs (or other full-value awards) granted to Executive will be satisfied either by net settlement, whereby shares otherwise deliverable upon vesting are withheld by the Company, or by a sell to cover, whereby shares are sold in the market upon vesting and/or settlement, whether broker-assisted or otherwise (the “Net Settlement/Sell to Cover”).
(2)    Signing Equity Award. Subject to Executive’s execution of this Agreement and his continued employment with the Company through the date of grant, Executive shall receive a signing equity award (the “Signing Equity Award”) of RSUs covering 468,788 shares of LAZR Class A Common Stock (as adjusted for any transactions, stock splits, stock combinations, stock distributions and similar events). The Signing Equity Award shall be granted subject to and immediately upon the effectiveness of a registration statement on Form S-8 with respect to the shares subject to the award. The Signing Equity Award will be fully vested upon grant and paid as soon as practicable and no later than 60 days following grant, but will be subject to clawback by the Company if within 12 months following the Start Date, the Company terminates Executive’s Employment for Cause or Executive resigns without Good Reason, with such clawback prorated based on the remaining days in the 12 month period occurring after the termination date. The Company will facilitate Net Settlement/Sell to Cover for such award.
(b)    Employee Benefits. Executive will be eligible to participate in the Company’s employee benefit plans, policies and arrangements on terms at least as favorable as for the Company’s other senior executive officers.
(c)    Business Expenses. The Company will reimburse Executive for necessary and reasonable business expenses incurred in connection with Executive’s duties hereunder upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company’s generally applicable policies on terms at least as favorable as for the Company’s other senior executive officers.
(d)    Attorneys’ Fees. The Company will directly pay Executive’s reasonable attorneys’ fees incurred in the negotiation and preparation of this Agreement, up to a maximum of $60,000.
3.    Rights Upon Termination. Except as expressly provided in Section 4, upon the termination of Executive’s Employment, Executive shall only be entitled to (i) the accrued but unpaid Base Salary compensation, (ii) other benefits earned and the reimbursements described in this Agreement or under any Company-provided plans, policies, and arrangements for the period preceding the effective date of the termination of Employment, each in accordance with the governing documents and policies of any such benefits, reimbursements, plans and arrangements, and (iii) such other compensation or benefits from the Company as may be required by law (collectively, the “Accrued Benefits”).
4.    Termination and Change in Control Benefits.
(a)    Covered Termination Outside of Change in Control Period. In the event that other than during the Change in Control Period, either (x) the Company terminates Executive’s Employment other than for Cause and not due to Executive’s death or Disability, or (y) Executive resigns for Good Reason (in either case of (x) or (y), a “Covered Termination”), subject to Section 5, Executive will be entitled to the following:
(i)    Accrued Benefits. The Company will pay Executive all Accrued Benefits.
(ii)    Continued Base Salary and Target Annual Bonus. Executive will receive semi-monthly continuing payments of severance at a rate equal to 1.5 times the sum of Executive’s Base Salary, as then in effect, and Target Annual Bonus, for an 18-month period, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline (as defined below); provided, that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of the Covered Termination.
(iii)    Prorated Target Annual Bonus. Executive will receive a pro-rata Annual Bonus in respect of the fiscal year of the Covered Termination in an amount equal to (x) the Target Annual Bonus for the applicable fiscal year multiplied by (y) a fraction, the numerator of which is the number of days Executive was employed with the Company during the year and the denominator of which is 365 days, which will be payable to Executive in a lump sum at the same time that the Company normally pays its bonuses to other employees (but in no event later than March 15th of the year following the year in which the Covered Termination occurs).
(iv)    Full Annual Bonus. Executive will receive a full payment of the Annual Bonus with respect to any completed performance period not yet paid to Executive based on actual performance (and without any discretionary reductions applied), which will be payable to Executive in a lump sum at the same time that the Company normally pays its bonuses to other employees (but in no event later than March 15th of the year following the year in which the Covered Termination occurs).
(v)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage for Executive and his eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the end of the 18- month period following Executive’s termination date, (B) the date upon which Executive becomes covered under similar plans, or (C) the date upon which Executive is no longer eligible for COBRA coverage. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(vi)    Equity. 12 months of vesting acceleration of all outstanding and unvested time-based equity awards (including, but not limited to, performance based awards for which the applicable performance goals have been satisfied) held by Executive at the time of the Covered Termination. In addition, if a market capitalization appreciation goal applicable to any PSUs is achieved within 30 days after the date of the Covered Termination, Executive will receive vesting of the PSUs subject to such achieved market capitalization appreciation goal.

(b)    Covered Termination During Change in Control Period. In the event that during the Change in Control Period, Executive has a Covered Termination, subject to Section 5, Executive will be entitled to the following:
(i)    Accrued Benefits. The Company will pay Executive all Accrued Benefits.
(ii)    Continued Base Salary and Target Annual Bonus. Executive will receive semi-monthly continuing payments of severance at a rate equal to 2.0 times the sum of Executive’s Base Salary, as then in effect, and Target Annual Bonus, for a 24-month period, less all required tax withholdings and other applicable deductions, which will be paid in accordance with the Company’s regular payroll procedures commencing on the Release Deadline; provided, that the first payment shall include any amounts that would have been paid to Executive if payment had commenced on the date of the Covered Termination.
(iii)    Prorated Target Annual Bonus. Executive will receive a pro-rata Annual Bonus in respect of the fiscal year of the Covered Termination in an amount equal to (x) the Target Annual Bonus for the applicable fiscal year multiplied by (y) a fraction, the numerator of which is the number of days Executive was employed with the Company during the year and the denominator of which is 365 days, which will be payable to Executive in a lump sum at the same time that the Company normally pays its bonuses to other employees (but in no event later than March 15th of the year following the year in which the Covered Termination occurs).
(iv)    Full Annual Bonus. Executive will receive a full payment of the Annual Bonus with respect to any completed performance period not yet paid to Executive based on actual performance (and without any discretionary reductions applied), which will be payable to Executive in a lump sum at the same time that the Company normally pays its bonuses to other employees (but in no event later than March 15th of the year following the year in which the Covered Termination occurs).
(v)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA, the Company will reimburse Executive for the COBRA premiums for such coverage for Executive and his eligible dependents (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) the end of the 18-month period following Executive’s termination date, (B) the date upon which Executive becomes covered under similar plans, or (C) the date upon which Executive is no longer eligible for COBRA coverage. COBRA reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.
(vi)    Equity. All then outstanding and unvested equity awards held by Executive at the time of the Covered Termination shall become vested in full; provided, that any awards subject to performance-based vesting shall be deemed as having achieved performance at 100% of target levels.
(c)    Disability; Death. In the event that Executive’s Employment is terminated due to Executive’s death or Disability, Executive will receive benefits no less favorable than the Company’s other senior executive officers and directors and in all events no less favorable than: 12 months of vesting acceleration of time-based equity awards; and continued Company-paid premiums for COBRA coverage under the Company’s group health, dental and vision care plans for Executive, as applicable, and his eligible dependents for 12 months.
(d)    Voluntary Resignation; Termination for Cause. If Executive’s Employment is terminated due to (i) Executive’s voluntary resignation (other than for Good Reason), or (ii) the

Company’s termination of Executive’s Employment with the Company for Cause, then Executive will receive the Accrued Benefits, but will not be entitled to any other compensation or benefits from the Company except to the extent required by law (for example, COBRA). All Accrued Benefits shall in all cases be paid within 30 days of Executive’s termination of Employment (or such earlier date as required by applicable law) pursuant to this paragraph.
(e)    Timing of Payments. Subject to any specific timing provisions in this Section 4, or the provisions of Section 5, payment of the severance and benefits hereunder shall be made or commence to be made as soon as practicable following Executive’s termination of Employment.
(f)    Exclusive Remedy. In the event of a termination of Executive’s Employment with the Company (or any parent, subsidiary or successor of the Company), and except as otherwise determined by the Board or the Compensation Committee, the provisions of this Section 4 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive may otherwise be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses). Executive will be entitled to no other severance, benefits, compensation or other payments or rights upon a termination of Employment other than those benefits expressly set forth in Section 4 or pursuant to written equity award agreements with the Company, except as otherwise determined by the Board or the Compensation Committee.
5.    Conditions to Receipt of Severance.
(a)    Release of Claims Agreement.
(i)    The receipt of any severance payments or benefits pursuant to this Agreement is subject to Executive signing and not revoking a separation agreement and release of claims related solely to Executive’s employment with or termination of employment with the Company in a form acceptable to the Company (the “Release”), which must become effective no later than the 60th day following Executive’s termination of Employment (the “Release Deadline”), and if not, Executive will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Executive and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Executive having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of Employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Executive’s termination of Employment occurs, then any severance payments or benefits under this Agreement that would be considered Deferred Payments (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the payment schedule applicable to each payment or benefit as set forth in Section 4, (ii) the date the Release becomes effective, or (iii) Section 5(c)(ii); provided that the first payment shall include all amounts that would have been paid to Executive if payment had commenced on the date of Executive’s termination of Employment.
(ii)    The Release will not impose any covenants on Executive beyond those to which Executive has agreed under his Confidentiality and Restrictive Covenants Agreement (as defined below) entered into with the Company. Notwithstanding the foregoing, in the case of a Covered Termination during the Change in Control Period, Executive will be subject to a non-compete that will restrict Executive from working for a list of direct competitors of the Company (with such list to be mutually agreed between Executive and the Company) for a period of 24 months following the Covered Termination.

(b)    Confidentiality and Restrictive Covenants Agreement. Executive’s receipt of any payments or benefits under Section 4 will be subject to Executive continuing to comply with the terms of the Confidentiality and Restrictive Covenants Agreement.
(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. And for purposes of this Agreement, any reference to “termination of employment,” “termination” or any similar term shall be construed to mean a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s termination of Employment (other than due to death), then the Deferred Payments, if any, that are payable within the first six months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six months and one day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following Executive’s separation from service, but prior to the six month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)    Without limitation, any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations is not intended to constitute Deferred Payments for purposes of clause (i) above.
(iv)    Without limitation, any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit is not intended to constitute Deferred Payments for purposes of clause (i) above. Any payment intended to qualify under this exemption must be made within the allowable time period specified in Section 1.409A-1(b)(9)(iii) of the Treasury Regulations.
(v)    To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Executive, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.
(vi)    The payments and benefits provided under Section 4 are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions that are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.
6.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)     “Cause” means the occurrence of any one or more of the following:
(i)    Executive being convicted of, or plea of guilty or no contest with respect to, a felony;
(ii)    Executive’s act of material fraud, material dishonesty, material misappropriation, material theft, material embezzlement, or intentional material misrepresentation against the Company;
(iii)    Executive’s intentional or willful refusal to follow the reasonable, material, and lawful directions of the Board (excluding any failure resulting from Executive’s death, Disability, terminal condition, or failure to achieve a business objective following the expenditure by Executive of good faith commercially reasonable efforts);
(iv)    Executive’s gross negligence or intentional misconduct which is, or reasonably would be expected to be, materially injurious to the Company and its subsidiaries taken as a whole;
(v)    Executive’s material breach of any material written agreement (including Executive’s Confidentiality and Restrictive Covenants Agreement) between Executive and the Company;
(vi)    Executive’s breach of a fiduciary duty owed to the Company by Executive that has or reasonably would be expected to have a material detrimental effect on the Company and its subsidiaries taken as a whole;
(vii)    A material failure by Executive to comply with the Company’s material written policies that were provided to Executive in advance, as updated from time to time by the Board or a Committee of the Board;
(viii)    Executive’s intentional material damage to the Company’s business, property or reputation that has or reasonably would be expected to have a material detrimental effect on the Company and its subsidiaries taken as a whole; or
(ix)    Executive’s unauthorized use or unauthorized disclosure of any proprietary information or trade secrets of the Company or any other party to whom Executive owes an obligation of nondisclosure as a result of his or her relationship with the Company, but in all cases under this clause (ix) only if such unauthorized use or unauthorized disclosure has or reasonably would be expected to have a material detrimental effect on the Company and its subsidiaries taken as a whole.
Before any action or inaction described in the clauses above (excluding clause (i)) may constitute “Cause,” Executive must be provided with written notice thereof and 30 days to cure the same if such action or inaction is curable.
(b)    “Code” means the Internal Revenue Code of 1986, as amended.

(c)     “Change in Control” shall have the meaning set forth in the Company’s Amended and Restated 2020 Equity Incentive Plan.
(d)    “Change in Control Period” means the period beginning on the date 90 days prior to a Change in Control and ending 18 months after such Change in Control.
(e)    “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code.
(f)     “Good Reason” means the occurrence of any of the following without Executive’s written consent:
(i)    A material reduction in Executive’s title, authority, duties, or responsibilities (including no longer being CEO of a public company or no longer reporting to the board of directors of a public company) or the assignment to Executive thereof that are materially inconsistent with the role of CEO (other than a temporary change while Executive is physically or mentally incapacitated or as required by applicable law);
(ii)    A material reduction in Executive’s Base Salary or Annual (or annualized, as applicable) Target Bonus opportunity, other than a total reduction of less than 10% or pursuant to an across-the-board reduction applicable to all similarly situated executives;
(iii)    A relocation of Executive’s principal place of employment to a location that increases Executive’s one way commute by 25 miles or more;
(iv)    If one or more of the directors appointed or elected to the Board is not endorsed by a majority of the independent directors prior to the date of appointment or election;
(v)    The Company’s material breach of any term of the Agreement or any other material written agreement (including, but not limited to, any equity award agreement) between the Company and Executive, and such breach causes or reasonably would be expected to be materially injurious to Executive; or
(vi)    The failure of the Agreement to be assumed by the Company’s successor.
Executive’s resignation for Good Reason will occur under the Agreement only if: (i) Executive provides written notice to the Company within 90 days after Executive becomes aware of circumstances giving rise to Good Reason; (ii) the Company fails to correct the circumstances giving rise to Good Reason within 30 days following Company’s receipt of such notice (the “Cure Period”); and (iii) Executive resigns within 60 days following the end of the Cure Period (and in any event within two years from the initial existence of the circumstances giving rise to such Good Reason). If such circumstances giving rise to Good Reason are not curable, no advance notice is required.
(g)     “Governmental Authority” means any federal, state, municipal, foreign or other government, governmental department, commission, board, bureau, agency or instrumentality, or any private or public court or tribunal.
(h)    “Person” shall be construed in the broadest sense and means and includes any natural person, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and other entity or Governmental Authority.

(i)     “Section 409A” means Section 409A of the Code, and the final regulations and any guidance promulgated thereunder or any state law equivalent.
(j)     “Section 409A Limit” shall mean two times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during Executive’s taxable year preceding Executive’s taxable year of his separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s separation from service occurred.
7.    Golden Parachute.
(a)    Anything in this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax; or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment. Any reduction made pursuant to this Section 7(a) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock, (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Section 280G of the Code) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment.
(b)    A nationally recognized certified public accounting or law firm selected by the Company (the “Accounting Firm”) shall perform the foregoing calculations related to the Excise Tax. If a reduction is required pursuant to Section 7(a), the Accounting Firm shall administer the ordering of the reduction as set forth in Section 7(a). The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
(c)    The Accounting Firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within 15 calendar days after the date on which Executive’s right to a Payment is triggered. Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon Executive and the Company absent manifest error.
8.    Pre-Employment Conditions.
(a)    Confidentiality and Restrictive Covenants Agreement. Executive’s acceptance of this offer and Executive’s Employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Confidential Information, Invention

Assignment, and Restrictive Covenant Agreement, a copy of which is attached hereto as Attachment A for Executive’s review and execution (the “Confidentiality and Restrictive Covenants Agreement”), prior to or on Executive’s Start Date.
(b)    Right to Work. Executive’s offer of employment is contingent upon the successful completion of the Company’s full employment process, including, but not limited to, background and reference checking, completion of all application and new hire forms, including but not limited to a Form I-9. Such documentation must be provided to the Company within three business days of the Start Date, or the Company’s Employment relationship with Executive may be terminated.
9.    Arbitration. To the fullest extent permitted by applicable law, Executive and the Company agree that any and all disputes, demands, claims, or controversies (“claims”) relating to, arising from or regarding Executive’s Employment, including claims by the Company, claims against the Company, and claims against any current or former parent, affiliate, subsidiary, successor or predecessor of the Company, and each of the Company’s and these entities’ respective officers, directors, agents or employees, shall be governed by the Federal Arbitration Act and resolved by final and binding arbitration before a single arbitrator in Santa Clara County, California (or another mutually agreeable location). Final and binding arbitration means that Executive and the Company, except as otherwise provided in this section, are (i) waiving their right to have the claims decided by other available resolution processes, such as by a court (including by a jury trial or on a class, collective, or representative basis) or by an administrative hearing, and (ii) that the review of any decision on the claims is limited. This does not prevent either Executive or the Company from seeking and obtaining temporary or preliminary injunctive relief in court to prevent irreparable harm to Executive’s or its confidential information or trade secrets pending the conclusion of any arbitration. This arbitration agreement does not apply to any claims that have been expressly excluded from arbitration by a governing law not preempted by the Federal Arbitration Act or otherwise and does not restrict or preclude Executive from communicating with, filing an administrative charge or claim with, or providing testimony to any governmental entity about any actual or potential violation of law or obtaining relief through a government agency process. The parties hereto agree that claims shall be resolved on an individual basis only, and not on a class, collective, or representative basis on behalf of other employees to the fullest extent permitted by applicable law (“Class Waiver”). Any claim that all or part of the Class Waiver is invalid, unenforceable, or unconscionable may be determined only by a court. In no case may class, collective or representative claims proceed in arbitration on behalf of other employees.
The parties agree that the arbitration shall be conducted by a single neutral arbitrator through JAMS in accordance with JAMS Employment Arbitration Rules and Procedures (available at www.jamsadr.com/rules-employment-arbitration). Except as to the Class Waiver, the arbitrator shall determine arbitrability. The Company will bear all JAMS arbitration fees and administrative costs in excess of the amount of administrative fees and costs that Executive otherwise would have been required to pay if the claims were litigated in court. The arbitrator shall apply the applicable substantive law in deciding the claims at issue. Claims will be governed by their applicable statute of limitations and failure to demand arbitration within the prescribed time period shall bar the claims as provided by law. The decision or award of the arbitrator shall be final and binding upon the parties. This arbitration agreement is enforceable under and governed by the Federal Arbitration Act. In the event that any portion of this arbitration agreement is held to be invalid or unenforceable, any such provision shall be severed, and the remainder of this arbitration agreement will be given full force and effect. By signing the offer letter, Executive acknowledges and agrees that Executive has read this arbitration agreement carefully, are bound by it and are WAIVING ANY RIGHT TO HAVE A TRIAL BEFORE A COURT OR JURY OF ANY AND ALL CLAIMS SUBJECT TO ARBITRATION UNDER THIS ARBITRATION AGREEMENT.
10.    Miscellaneous Provisions.
(a)    Indemnification. The Company or its affiliates, as applicable, shall indemnify Executive to the maximum extent permitted by applicable law and the Company’s or its affiliates’ Bylaws or other governing agreement with respect to Executive’s service, with such indemnification arrangements no less favorable than that of the Company’s other senior executive officers and directors.
(b)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
(c)    Notice.
(i)    General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In Executive’s case, mailed notices shall be addressed to Executive at the home address that Executive most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(d)    Modifications and Waivers. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(e)    Whole Agreement. This Agreement and the Confidentiality and Restrictive Covenants Agreement contain the entire understanding of the parties with respect to the subject matter hereof. No other agreements, representations or understandings (whether oral or written and whether express or implied) that are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof.
(f)    Withholding Taxes. All compensation under this Agreement is subject to reduction to reflect taxes or other deductions required to be withheld by law, and all compensation amounts referred to this Agreement are the gross amounts, prior to any such applicable reductions.
(g)    Choice of Law and Severability. Except with regard to the arbitration provision, this Agreement shall be interpreted in accordance with the laws of the State of California without giving effect to provisions governing the choice of law. If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the “Law”) then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.
(h)    No Assignment. This Agreement and all of Executive’s rights and obligations hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer to such entity of all or a substantial portion of the Company’s assets.
(i)    Acknowledgment. Executive acknowledges that Executive has had the opportunity to discuss this matter with and obtain advice from Executive’s personal attorney, has had sufficient time to, and has carefully read and fully understood all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
(j)    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Execution of a facsimile or electronic copy will have the same force and effect as execution of an original, and a facsimile or electronic signature will be deemed an original and valid signature.
(k)    Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents or notices related to this letter, securities of the Company or any of its affiliates or any other matter, including documents and/or notices required to be delivered to Executive by applicable securities law or any other law or the Company’s Certificate of Incorporation or Bylaws by email or any other electronic means. Executive hereby consents to (i) conduct business electronically, (ii) receive such documents and notices by such electronic delivery, and (iii) sign documents electronically and agree to participate through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
[Signature Page Follows]

After you have had an opportunity to review this Agreement, please feel free to contact me if you have any questions or comments. This is an important step in our Company’s growth and we look forward to our relationship with you as Luminar’s Chief Executive Officer. To indicate your acceptance of this Agreement, please sign and date this letter in the space provided below and return it to the Company.
Very truly yours,
LUMINAR TECHNOLOGIES, INC.

By:         /s/ Katharine A. Martin
(Signature)

Name: Katharine A. Martin
Title:    Chair of Compensation and Human Capital Management Committee of the Board of Directors of Luminar Technologies, Inc.

ACCEPTED AND AGREED:
PAUL RICCI

    /s/ Paul Ricci
(Signature)
    May 26, 2025
Date
Attachment A: Employee Confidential Information and Invention Assignment Agreement